UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Ohio Quality Municipal Income Fund (NUO)

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROTECT YOUR INVESTMENT VOTE TODAY!	November 25, 2019
Vote “FOR” your Board-approved nominees and “AGAINST” the proposal to restructure your Board on the WHITE proxy card
DO NOT vote using any GOLD proxy card: doing so will cancel your support for your Board

Dear Shareholder:

Time is running out…. Nuveen Ohio Quality Municipal Income Fund (NYSE:NUO) will hold its Annual Meeting next week on December 5, 2019.

Your vote is vitally important. You and other Ohio residents invested in NUO for one simple reason: attractive double tax-exempt income – and we have delivered on that goal.

But unless you vote to support your Board’s recommendations that could be jeopardized by a hedge fund managed by Saba Capital whose investors want something very different: a quick profit at your expense. Act now:

Vote “FOR” your Board-approved nominees and “AGAINST” the proposal to restructure your Board on the WHITE proxy card.

NUO is delivering for you and other Ohio residents. Under the active stewardship of your independent, diverse and experienced Board, NUO has delivered attractive double tax-exempt distributions and competitive total returns1. Vote for your Board-approved nominees who have demonstrated accountability to you.

Protect your investment. Saba Capital wants to restructure your Board so that it’s easier to attack and take over your fund in the future. Keep your fund strong: vote against the proposal to restructure your Board.

Please support our efforts to ensure that NUO continues to be managed consistent with the best interests of long-term shareholders like you and other Ohio residents. Vote today!

Sincerely,

VOTING IS EASY

1.  Online – log onto the website listed on the enclosed voting instruction form or proxy card and follow the instructions;

2.  Touch-Tone Phone – call the toll-free number on the enclosed voting instruction form or proxy card and follow the instructions; or

3.  Mail – sign, data and return the enclosed WHITE proxy card or voting instruction form in the enclosed envelope.

Terence J. Toth

Chair, The Board of Trustees

Nuveen Ohio Quality Municipal Income Fund

1.	Yields as of 10/4/2019 and total returns as of 9/30/2019. Past performance is no guarantee of future results.